Exhibit 99.1

NEWS RELEASE

American’s Ron Viall 1-25H Well At Goliath Produces 2,844 BOE During an Early 24 Hour Flow Back Period

DENVER, CO—(May 11, 2010) — American Oil & Gas Inc. (NYSE-AMEX:AEZ) announces that the Ron Viall 1-25H well, located in T156N-R98W Sections 24 and 25 in Williams County, ND produced 2,844 barrels of oil equivalent (1,981 barrels of oil and 5,179 Mcf of natural gas) from the Bakken formation during an early 24 hour flow back period. The 9,223 foot lateral in the Bakken formation was fracture stimulated with 30 stages. American owns a 95% working interest in this well.

Pat O’Brien, CEO of American, commented, “The strong production from the Ron Viall well provides us with a high confidence level that our drilling and completion methods are appropriate for this area. We now have two drilling rigs operating in our Goliath project. Drilling is underway at the Bergstrom 15-23H well and we expect to commence drilling the Johnson 15-35H well this week. With these two drilling rigs committed through 2010, we now expect to drill ten to twelve gross (seven to nine net) wells in 2010 with at least one of the wells targeting the Three Forks formation. This expanded drilling program is expected to be funded with existing cash and projected cash flow from operations.”

American also reports that the Tong Trust 1-20H well, located in T157N-R96W, Sections 20 and 17, that initially produced 1,421 barrels of oil equivalent per day (“BOE/D”) from the Bakken formation, averaged 962 BOE/D during its first seven production days and 652 BOE/D during its first 30 production days.

At the outside operated Heidi 1-4H well, where American owns an approximate 6% working interest, the short lateral Bakken well was successfully completed in April and was recently placed on production. The operator has not released production data.  The Heidi well is located on the western edge of the Goliath project area in T156N-R99W, Section 4.

Outside of the core Goliath project area, American’s operated Summerfield 15-15H well in T147N-R96W, Section 15, Dunn County, ND has been successfully drilled. A 4,051 foot horizontal lateral was drilled in the targeted Bakken formation. The casing and the associated completion assembly have been run to facilitate up to 14 fracture stimulation stages. Completion operations are expected to commence in mid May. American owns an approximate 33% working interest in this well.

Ensign rig #24 that was used to drill the Summerfield well is currently drilling the Bergstrom 15-23H well located in T156N-R98W Sections 23 and 14, Williams County. The vertical portion of the Bergstrom wellbore has been drilled and drilling of the planned 9,800’ lateral into the Bakken formation is underway. American owns an approximate 95% working interest in this well. Ensign rig #24 was originally contracted for two additional wells, but is now under contract through 2010.

Nabors rig #486, which is under contract through 2010, has recently moved back to the Goliath area and during the week of May 10th, is expected to commence drilling the Johnson 15-35H well, located in T156N-R98W Sections 35 and 26, Williams County. The Johnson well is spaced on 1,280 acres and an approximate 9,800’ lateral into the Bakken formation is planned. American owns an approximate 82% working interest in this well.

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American Oil & Gas Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas Inc. is available via the Company’s website at www.americanog.com.

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This release and the Company’s website referenced in this release may contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 - Denver, CO 80265	303.449.1184

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